WAIVER AND RELEASE AGREEMENT

This Waiver and Release Agreement (Release) is made and entered into between Wexpro Company (Employer) and James R. Livsey (Employee). Employer and Employee may be collectively referred to as the Parties and singularly as a Party.

Employee has voluntarily elected to retire on June 1, 2015 pursuant to the Questar Corporation Retirement Plan (“Retirement Plan”), resulting in termination of the employment relationship between Company and Employee. Employee’s last day of employment with Employer will be May 31, 2015. In consideration of the mutual promises made herein, the Employer and Employee (collectively “the Parties”) hereby agree as follows:

1.Employer agrees to pay Employee the total gross amount of $350,000 on or about a date that is determined by adding seven days to the date on which the Employee signs this Release. The cash payment is subject to withholding for taxes and other normal deductions previously consented to in writing by Employee or as required or allowed by applicable law, but is not considered “compensation” for purposes of the Retirement Plan, the 401(k) Retirement Income Plan, or any other Company benefit plans. Employee acknowledges that the payment will be provided at the Employer’s expense and is in addition to the regular salary and any benefits to which the Employee is otherwise entitled to as an employee.

2.In exchange for the consideration set forth in paragraph 1 above, Employee releases and gives up any and all rights and claims, known or unknown, he may have against Employer, its affiliated companies, and their present and former directors, officers, employees, agents, and representatives from any events or actions that happened while Employee was employed by Employer and any and all claims Employee has or may have because of the termination of his employment with Employer. The rights and claims that Employee is releasing and giving up include but are not limited to claims under Title VII of the Civil Rights Act of 1964, which prohibits discrimination in employment based on race, color, religion, sex, or national origin; the Utah Antidiscrimination Act, which prohibits discrimination based on race, color, national origin, religion, sex, age, or disability; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Genetic Information Nondiscrimination Act of 2008, which prohibits discrimination based on genetic information of an individual or the individual’s family member; the Fair Labor Standards Act; the Americans with Disabilities Act of 1991, as amended, which prohibits discrimination based on disability; the Uniformed Services Employment and Reemployment Rights Act of 1994; the Occupational Safety and Health Act; the Age Discrimination in Employment Act and the Older Worker Benefit Protection Act, which prohibit discrimination based on age; or any other applicable federal, state, or local laws, rules, and regulations, all as amended; claims that Employer did not have the right to terminate Employee’s employment; claims for breach of contract or implied contract; claims for emotional or physical distress or injury; and any other claims for invasion of personal rights. This Release, however, does not waive any claims that may arise after the date of this Release.

3.Employee represents and states that he has not filed any claims, complaints, or lawsuits against Employer with any state or federal court, commission, or agency. Employee agrees that by signing this Release, he will not be entitled to receive any damages, compensation, or other remedy if any lawsuit or charge of discrimination is brought on his behalf for claims released in this Release.

4.It is understood and agreed that this Release does not constitute an admission by Employer or Employee that any action either Party has taken is unlawful or wrongful, or that any action constitutes a breach of contract or violation of any federal, state, or local law, rule, regulation, or policy.

5.Employee represents and agrees that, from the date of this Release, he will keep completely confidential the terms, conditions, and amount of this Release.  Employee agrees that he will not voluntarily disclose this information to the public, the media, any current or former Questar Corporation employee, or any third party except: (1) if disclosure is necessary for the purpose of obtaining legal, accounting, or tax advice for the purpose of filing tax returns, and/or for the purpose of communicating with federal and state tax agencies about his tax returns, provided the accountants and/or lawyers agree not to disclose this information; (2) in confidential communication to his spouse (if applicable), provided she agrees not to disclose any information to others; and (3) if ordered by a court to do so. The Parties agree that this Release may be used in a subsequent proceeding in which either Party alleges a breach of this Release. The Parties further agree that a breach of confidentiality will render this Release null and void and the prevailing Party in any subsequent action regarding a breach of confidentiality will be entitled to damages, including but not limited to reasonable attorneys’ fees, costs of suit, and court costs. Employee agrees that if it is determined he breached confidentiality, he will be obligated to pay Employer any payment he received pursuant to this Release.

6.Employee affirms that he is not relying on any representations or statements made by Employer or its employees that are not specifically included in this Release. Employee acknowledges and understands this is a legal contract, and that it contains a release of known and unknown claims arising before execution of this Release, and that he signs this Release knowingly, freely, and voluntarily, and has not been threatened, coerced, or intimidated into signing. Employee acknowledges that he has been advised in writing by this Release to consult with independent legal counsel concerning it and confirms that he has consulted with counsel to the extent desired concerning the meaning and consequences of this Release. Employee acknowledges that he understands this Release and its significance.

7.This Release constitutes the entire agreement between the Parties with relation to its subject matter. Any prior agreements, negotiations, or correspondence relating to the subject matter will be of no force or effect. This Release may not be modified nor any provision waived unless such modification or waiver is made in writing, expressly refers to this Release, and is signed by each Party. This Release will be binding upon and continue to benefit each Party’s respective successors, heirs, executors, administrators, and assigns, as the case may be.

8.This Release will be interpreted and enforced in accordance with the laws of the state of Utah and/or, when applicable, of the United States.

9.The provisions of this Release are severable. This means that if any part of it is found by any court or administrative body to be unenforceable, the other parts will remain enforceable. If any part of it is found by any court or administrative body to be invalid, the validity of the remaining provisions will not be affected by such finding. Any court or administrative body will construe and interpret this Release to the fullest extent available under applicable law.

10.Employee acknowledges that he has been given 21 days to review and consider whether to sign and enter into this Release. If Employee elects to sign this Release before the expiration of the 21-day period, he acknowledges that he is waiving his right to have the entire 21-day period in which to consider it.

11.Employee understands that he may revoke this Release for a seven-day period following his execution of this Release. Such revocation should be made by signing and submitting the following statement to Jill Carter, Questar Corporation, at 333 South State Street, P. O. Box 45433, Salt Lake City, UT 84145-0433: “I hereby revoke my acceptance of the Waiver and Release

Agreement.” Employee understands that if he does not sign this Release or revokes this Release pursuant to this paragraph, he is not entitled to receive the payment provided by this Release.

The Parties have executed this Release as of the date indicated next to their signature.

Employee:

Date: ____________________________        ________________________________
James R. Livsey

Wexpro Company:

Date: ____________________________        By _____________________________
Ron W. Jibson